                                                                   Exhibit 10.31


                              [AVIRON LETTERHEAD]



November 22, 1999



Mr. C. Boyd Clarke
7 Bellinghamshire Place
New Hope, PA 18938

Dear Boyd:

On behalf of the Aviron Board of Directors, I am delighted to offer you the position of President, Chief Executive Officer and Member of the Board of Aviron. You will report to the Board of Directors.

Your monthly salary will be $28,333.33, (equivalent to $340,000 on an annual basis), less all required withholding for taxes and Social Security. You will be eligible for an annual cash retention bonus of $100,000 per year for the first five years of your employment and an annual cash performance bonus of up to sixty percent of your salary, based on your performance and that of the company. In the first year, your major objectives will be to lead the company to having a BLA on file with the FDA, to be on track for timely pre-approval inspections by the FDA, and to have developed the staff to be ready for our transition to a commercial stage company. Success in achieving the last objective will include review and optimization of Aviron's overall human resources strategy and performance management systems including compensation programs.

The Board will grant to you an option to purchase six hundred thousand (600,000) shares of stock in Aviron at an exercise price based on the closing price on the day before your first day of work. The options on five hundred thousand shares will vest on Aviron's standard vesting schedule of 2% per month, subject to a one-year cliff, so that you will be vested in 24% of these options on your first anniversary date. The options on one hundred thousand shares will vest up to ten years after your start date (the actual time to be mutually agreed upon), or be fully vested on the date that the FDA approves FluMist(TM).

In addition, Aviron will provide you and your family the relocation assistance package as described in Attachment B, including a loan in the amount of $500,000 to assist you in purchasing your residence in the Bay Area. Terms in the event of your severance from the company are provided in Attachment C, which will be the basis of a formal severance agreement to be agreed between ourselves as soon as practical.

If you wish to accept our offer under the terms described, please sign and date one copy of this letter and each attachment and return to me by November 30, 1999.

The Board and I are very much looking forward to working with you as Aviron moves forward in a new stage of its corporate life.

Sincerely,

/S/ J. LEIGHTON READ, M.D.

J. Leighton Read, M.D.
Chairman and CEO



/s/ C. BOYD CLARKE                              Nov. 24, 1999                  Dec. 6, 1999
-----------------------------------         ---------------------          -------------------
C. Boyd Clarke                                      Date                        Start Date



                                       2.

                                  ATTACHMENT A



Your offer is subject to the following conditions of employment:

- You will be paid semi-monthly and will be eligible to participate in the standard Company benefit programs (including vacation and medical, dental, life insurance and long-term disability plans), in accordance with Company policy.

- As an Aviron employee, you will be expected to abide by Company rules and regulations and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Aviron proprietary information.

- All grants to purchase shares of Aviron stock are subject to the approval of the Aviron Board of Directors. The terms of your option will be governed in all respects by the terms of the Plan and the stock option agreement, which will be provided to you.

- As a new employee, you will be required to provide a baseline blood sample before commencing your employment with Aviron and upon leaving Aviron. Only if an issue arises related to health status will this sample be tested, and then only with your consent or with the approval of the Chairman of the Board.

- You will provide to Aviron, on your first date of employment, a copy of your college and graduate school diplomas.

- In accordance with Federal Law, all new employees are required to present evidence of their identity and eligibility to be employed in the United States. Accordingly, we request that you provide us, on your first date of employment, with appropriate document(s) for this purpose.


Agreed and accepted:



/s/ C. BOYD CLARKE                          Nov. 24, 1999
----------------------------------          ------------------------------------
C. Boyd Clarke                              Date



                                       3.

                                  ATTACHMENT B

                               RELOCATION PACKAGE

Your employment offer includes the following relocation benefits and conditions:

- Three house hunting trips, including reasonable expenses for: round-trip travel for you and your spouse, hotel accommodations, rental car, meal expenses and incidental expenses.

- Reimbursement of the actual reasonable cost of moving you, your family and household goods to the new work location ("grossed up" to be tax free to you, as regulated by the IRS). We will arrange for a mover to contact you to initiate the move or use the mover selected by you. Travel will be arranged by our travel vendor.

-       Aviron will provide marketing assistance to sell your current home.

- Reimbursement of the actual reasonable cost of temporary housing for up to 6 months.

- Reimbursement of the actual reasonable cost of storage of your household goods for up to 60 days (if needed).

- Reimbursement for normal and customary closing costs associated with the sale of your current home and for normal and customary closing costs associated with the purchase of a home in the Bay Area intended to be your primary residence including point up to 1% of the mortgage. You will have up to eighteen months from your first date of employment to request reimbursement for this expense.

- If, within two years of your first date of employment, your employment with Aviron terminates either due to your voluntary resignation for any reason, or because of a termination for "cause" (as defined in the Executive Severance Benefits Agreement), you agree to repay to Aviron the relocation expenses described above which were paid to you or on your behalf ("Relocation Expenses"), as follows: If your employment termination occurs within one year after your first date of employment, you agree to promptly repay the total amount of Relocation Expenses; if your employment termination occurs within your second year with Aviron, you agree to promptly repay one-half of the total amount of Relocation Expenses. If your employment terminates for



                                       4.

        any other reason or after the end of your second year of employment with Aviron, you will not be expected to repay the Relocation Expenses.

- Aviron will provide you with an interest free loan in the amount of $500,000.00 to be used toward the purchase of a home in the Bay Area (the "Loan"). The term of this Loan will be as follows: Depending on how you apply the Loan's proceeds the Internal Revenue Service may require that Aviron treat the imputed interest portion as income to you. In order to meet this requirement, if necessary, your year-end W-2 income will reflect an interest rate of prime, plus 2% as income to you. This rate will also apply to any period in which the loan is outstanding and you are not employed by Aviron. You should consult your tax advisor regarding the deductibility of this income on your tax return. The Loan will be secured by a second deed of trust on your principal residence. The maximum period of the loan is five years. Documents specifying the terms of the Loan and its repayment will be sent to you within the next few days.

- If, within five years of your first date of employment, your employment with Aviron terminates either due to your voluntary resignation for any reason, or because of a termination for "cause", the balance of the Loan including interest will become due and payable 90 days after your last date of employment with Aviron. In the event of employment termination for any other reason (such as termination by the Company without cause, or by reason of death or permanent disability) the repayment of the Loan will not be accelerated.


AGREED AND ACCEPTED:



/s/ C. BOYD CLARKE                          Nov. 24, 1999
----------------------------------          ------------------------------------
C. Boyd Clarke                              Date




                                       5.

                                  ATTACHMENT C

         TERMS TO BE INCLUDED IN EXECUTIVE SEVERANCE BENEFITS AGREEMENT

In the event of involuntary termination for any reason other than "cause" (which is defined for this purpose as serious misconduct, such as fraud, embezzlement, excessive unauthorized absences, or other serious acts of impropriety), you will receive a severance payment equal to the amount of your annual salary (inclusive of the "Retention Bonus" and exclusive of the "Performance Bonus"). If such an involuntary termination occurs, the Company will continue to provide medical coverage to you for one year following such termination and your then-outstanding stock options will continue to vest and remain exercisable during such one-year period.

In the event that your employment is terminated by the Company for any reason other than your death, disability or for "cause" (to be defined to cover serious misconduct), or if you resign for "good reason" (to be defined in the Agreement to cover a downgrading of your role or non-fulfillment by the Company of certain contractual commitments), within two years following a "change in control" in the ownership of the Company (to be defined in the Agreement generally as control of 50% or more of the voting securities of Aviron by a single person (including a corporation) or group of related persons), the Company will make a lump sum severance payment equal to the product determined by multip0lying the sum of the annual compensation paid or payable to you with respect to the two calendar years in which your annual compensation is the highest (including the year in which the date of termination occurs), by the number of years (including any fraction of a year) remaining in the two-year period commencing with the date of change of control. The compensation base on which such payment is calculated includes "Retention and Performance" bonuses as well as salary. In the event of such change of control and termination, all of your unvested options would vest at the time of termination.

Payments required to be made under the Executive Severance Agreement will be adjusted only according to the "best after-tax results" clause previously provided to you.

AGREED AND ACCEPTED:



/s/ C. BOYD CLARKE                          Nov. 24, 1999
----------------------------------          ------------------------------------
C. Boyd Clarke                              Date



                                       6.

                                   EXHIBIT C

                     EXECUTIVE SEVERANCE BENEFITS AGREEMENT

        THIS EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the "Agreement") is entered into effective as of the 6th day of December, 1999 between C. BOYD CLARKE, ("Executive") and AVIRON, a Delaware corporation (the "Company"). This Agreement is intended to provide Executive with the severance benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 6.

        The Company and Executive hereby agree as follows:

                                    ARTICLE 1

                            EMPLOYMENT BY THE COMPANY

        1.1 Upon execution of the offer letter of even date herewith (the "Offer Letter"), Executive shall be employed as President and Chief Executive Officer of the Company.

        1.2 The Company and Executive wish to set forth the severance benefits which Executive shall be entitled to receive in the event Executive's employment with the Company terminates under the circumstances described herein.

        1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's agreeing to the terms of the Offer Letter with the Company, Executive's employment with the Company, and Executive's execution of the general waiver and release described in Section 4.2.

        1.4 This Agreement shall remain in full force and effect so long as Executive is employed by the Company; provided, however, that Executive's rights to payments and benefits under Article 2 or Article 3 shall continue until the Company's obligation to provide such payments and benefits is satisfied.

                                    ARTICLE 2

                               SEVERANCE BENEFITS

        2.1 TERMINATION EVENTS. If Executive's employment involuntarily terminates for any reason other than for Cause, Executive shall be entitled to receive the following benefits set forth in Sections 2.2, 2.3 and 2.4.

        2.2 SALARY CONTINUATION. Executive shall receive Base Salary that has accrued but is unpaid as of the date of a Covered Termination, and, within thirty (30) days following such Covered Termination, Executive shall also receive a lump sum payment equal to one (1) year of Base Salary and, if the date of a Covered Termination occurs within five (5) years of the date of this Agreement, one (1) year of his annual cash retention bonus, all of which shall be subject to applicable tax withholding.

        2.3 HEALTH INSURANCE COVERAGE.

                Provided that Executive makes a timely election to continue coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") in connection with Executive's Covered Termination, the Company will pay Executive's COBRA premiums for a maximum period of one (1) year following the date of such Covered Termination (the "COBRA Continuation Period"). In addition, if Executive's spouse and/or dependents were enrolled in the Company's group health plan on the date of the Covered Termination, the Company will pay the COBRA premiums for Executive's dependents during the COBRA Continuation Period, but only to the same extent that such dependents' premiums under such plan were paid by the Company prior to the date of such Covered Termination. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Executive for purposes of the Executive's payment required under COBRA. Therefore, the period during which Executive must elect to continue the Company's group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations of the Executive under COBRA (except the obligation to pay premiums that the Company pays during the COBRA Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Agreement. At the conclusion of the COBRA Continuation Period, Executive will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any.

                Notwithstanding the foregoing, the Company's obligation to make COBRA payments for Executive as described above shall cease immediately if Executive becomes eligible for other health insurance benefits at the expense of a new employer. Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following his termination which provides Executive with eligibility for health insurance benefits.

        2.4 VESTING OF OUTSTANDING OPTIONS. Outstanding, unvested stock options to purchase common stock of the Company granted to Executive prior to the date of the Covered Termination, either pursuant to the terms of the Offer Letter or under the Company's discretionary stock compensation plans shall continue to vest according the vesting schedule(s) in effect immediately prior to the date of the Covered Termination for a period of up to one (1) year. Any stock options that remain unvested one (1) year after the date of the Covered Termination shall terminate. All outstanding, vested stock options at the time of termination shall remain exercisable for one year after the date of the Covered Termination. Options vesting through the "continuation" period shall remain exercisable for up to 90 days after its conclusion.

                                    ARTICLE 3

                                CHANGE OF CONTROL

        3.1 TERMINATION EVENTS. If Executive's employment terminates under circumstances constituting a Covered Termination upon or within two (2) years following a Change of Control of the ownership of the Company, Executive shall be entitled to receive the following benefits set forth in Sections 3.2, 3.3 and
3.4 and shall not receive any benefits under Article 2.

        3.2 SALARY CONTINUATION. Executive shall receive Base Salary that has accrued but is unpaid as of the date of such Covered Termination, and, within thirty (30) days following such Covered Termination, Executive also shall receive a lump sum payment equal to the product determined by multiplying the sum of the annualized Base Salary, targeted annual cash performance bonus and annual cash retention bonus paid or payable to Executive with respect to the two
(2) calendar years in which annualized Base Salary is the highest (including the year in which the date of termination occurs), by a fraction, the numerator of which is the number of years (including any fraction of a year) remaining in the two-year period commencing with the date of the Change of Control, and the denominator of which is 2, all of which shall be subject to applicable tax withholding.

        3.3 HEALTH INSURANCE COVERAGE IN THE EVENT OF CHANGE OF CONTROL:

                Provided that Executive makes a timely election to continue coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") in connection with Executive's Covered Termination, the Company will pay Executive's COBRA premiums for a maximum period of two (2) years following the date of such Covered Termination (the "COBRA Continuation Period"). In addition, if Executive's spouse and/or dependents were enrolled in the Company's group health plan on the date of the Covered Termination, the Company will pay the COBRA premiums for Executive's dependents during the COBRA Continuation Period, but only to the same extent that such dependents' premiums under such plan were paid by the Company prior to the date of such Covered Termination. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Executive for purposes of the Executive's payment required under COBRA. Therefore, the period during which Executive must elect to continue the Company's group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations of the Executive under COBRA (except the obligation to pay premiums that the Company pays during the COBRA Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Agreement. [At the conclusion of the COBRA Continuation Period, Executive will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any.]

                In addition to the foregoing, beginning eighteen (18) months after the date of the Covered Termination and ending on the date two (2) years after the Covered Termination, the Company will pay the premiums for an individual health plan as comparable as possible, but not superior to, the coverage provided under the Company's group health plan as of the date of the Covered Termination. Provided further that, if Executive's spouse and/or dependents were enrolled in the Company's group health plan on the date of the Covered Termination, the individual health plan provided pursuant to this paragraph shall include coverage for Executive's spouse and/or dependents, but only the same extent that such dependents' premiums under the Company's group health plan were paid by the Company prior to the date of the Covered Termination.

                Notwithstanding the foregoing, the Company's obligation to make COBRA payments for Executive and to provide an individual health plan as described above shall cease immediately if Executive becomes eligible for other health insurance benefits at the expense of a new employer. Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the Covered Termination which provides Executive with eligibility for health insurance benefits.

        3.4 ACCELERATION OF VESTING OF OUTSTANDING OPTIONS. The vesting of outstanding stock options to purchase common stock of the Company granted to Executive prior to the date of termination of employment, either pursuant to the terms of the Offer Letter or under the Company's discretionary stock compensation plans shall accelerate as of the date of such Covered Termination so that all outstanding options are one hundred percent (100%) vested and immediately exercisable. Such acceleration of vesting of outstanding options also shall apply to any unvested option shares that were acquired by Executive on or before the date of the Covered Termination and that were subject to a repurchase option by the Company as of such date.

        3.5 PARACHUTE PAYMENTS. In the event that the acceleration of the vesting provided for in Section 3.4 and benefits otherwise payable to Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and (ii) but for this section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then Executive's benefits hereunder shall be either

                (i)     provided to Executive in full, or

                (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

                If, notwithstanding any reduction described in this section, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

                Notwithstanding any other provision of this Section 3.5, if (i) there is a reduction in the payment of benefits as described in this section,
(ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits is maximized.

                                    ARTICLE 4

                     LIMITATIONS AND CONDITIONS ON BENEFITS

        4.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

        4.2 RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of such Covered Termination, Executive shall execute a release (the "Release") in the form incorporated herein and attached hereto as Attachment I. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the twenty-one (2l)-day period, or if Executive revokes such Release within the subsequent seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void. Notwithstanding the foregoing, in addition to or in lieu of the release contained in Attachment I, Executive may be required to execute and deliver an effective release in such other form as the Company may, in its sole discretion, determine to be necessary or appropriate in order to comply with the requirements of the laws of any jurisdiction applicable to Executive in order to make a general release of claims effective and enforceable.

                                    ARTICLE 5

                            OTHER RIGHTS AND BENEFITS

        5.1 NONEXCLUSIVITY. Except as otherwise expressly provided herein, nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

        5.2 NON-DUPLICATION OF BENEFITS. Notwithstanding any other provision of the Agreement to the contrary, any benefits payable to Executive under this Agreement shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing.

                                    ARTICLE 6

                                   DEFINITIONS

        For purposes of the Agreement, the following terms are defined as follows:

        6.1 "ACCOUNTANTS" means the independent public accountants of the Company.

        6.2 DEFINITION OF BASE SALARY: Base Salary means the Executive's base salary (exclusive of bonuses and other forms of supplemental compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of Executive's Covered Termination or prior to the Change of Control, unless a different time period for establishing Base Salary is expressly set forth in this Agreement.

        6.3 "CAUSE" Executive's dismissal or discharge for fraud, misappropriation, embezzlement or intentional misconduct on the part of Executive which resulted in material loss, damage or injury to the Company.

        6.4 "CHANGE OF CONTROL" means a (i) dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least forty percent (40%) of the combined voting power entitled to vote in the election of the members of the Board of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least forty percent (40%) of the combined voting power entitled to vote in the election of the member of the Board of Directors has changed; (v) an acquisition by any entity (other than (A) a controlled affiliate of the Company, (B) any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company, or (C) any company owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of Common Stock interest of the Company, immediately prior to the occurrence with respect to which the evaluation of the Change in Control is being made) of the beneficial ownership, directly or indirectly, of securities of the Company representing at least forty percent (40%) of the combined voting power of the Company's then outstanding securities; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least forty percent (40%) of the Board of Directors. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least forty percent (40%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

        6.5 "CODE" means the Internal Revenue Code of 1986, as amended.

        6.6 "COVERED TERMINATION" means involuntary termination by the Company of Executive's employment with the Company for any reason other than death, disability or for Cause or upon or within two (2) years following a Change of Control of the ownership of the Company, Executive voluntarily terminates employment after any of the following are undertaken without Executive's express written consent:

                (a) the assignment to Executive of any duties or responsibilities which result in a material diminution or adverse change of Executive's position, status or circumstances of employment;

                (b) a reduction by the Company in Executive's Base Salary;

                (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit then enjoyed by Executive; provided, however, a Covered Termination shall not exist under this subsection 6.6(c) if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans provided to Executive as of the date of this Agreement, as determined in good faith by the Company;

                (d) a relocation of Executive or the Company's principal business offices to a location more than fifty (50) miles from either one of two locations (Philadelphia, Pennsylvania and Mt. View, California) at which Executive has performed duties, except for required travel by

Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations as of the date of this Agreement;

                (e) any material breach by the Company of any provision of this Agreement which is not cured by the Company within twenty (20) days of delivery of written notice from Executive of such breach; or

                (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

                                    ARTICLE 7

                               GENERAL PROVISIONS

        7.1 EMPLOYMENT STATUS. This Agreement, the Offer Letter, nor any attachment or exhibit to the Offer Letter do not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment; or (iv) to be unable to terminate Executive's employment with the Company at any time, with or without notice, for any reason or no reason.

        7.2 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

        7.3 SEVERABILITY. If a legal authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such legal authority will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties' intention with respect to the invalid or unenforceable term or provision.

        7.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        7.5 COMPLETE AGREEMENT. This Agreement, including Attachment I, and any other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

        7.6 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Company's Board of Directors.

        7.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

        7.8 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

        7.9 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

        7.10 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

        7.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

        7.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective personal advisors.

        7.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.


AVIRON                                      C. BOYD CLARKE


By: /s/ J. LEIGHTON READ                    /s/ C. BOYD CLARKE
   -------------------------------          ------------------------------------

Name: J.  Leighton Read
Title: Chairman

                                  ATTACHMENT I

                                     RELEASE


        Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

        I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

        Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

        In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one
(21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.


                                            C. BOYD CLARKE


                                            ------------------------------------

                                            Date:
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